Exhibit 10.1
SUNRISE SENIOR LIVING, INC.
Non-Employee Director Fees and Other Compensation

Annual Retainer	$25,000

Committee Meeting Fees (telephonic and in-person)	$1,000

Committee Chair Annual Retainer	Audit Committee: $25,000

Compensation Committee: $5,000

Nominating and Corporate Governance Committee: $5,000

Annual Option Grant	5,000 shares of the Company’s common stock that vest on the grant date
Approved on September 8, 2005, effective as of January 1, 2005.